Exhibit 10.39

Ryman Hospitality Properties, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I.Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers	2023
Board retainer	$ 65,000
Lead Non-Management Director retainer	$ 30,000
Audit chair retainer	$ 25,000
Human Resources chair retainer	$ 20,000
Nominating and Corporate Governance chair retainer	$ 15,000
Audit member retainer	$ 10,000
Human Resources member retainer	$ 10,000
Nominating and Corporate Governance member retainer	$ 7,500

Non-employee directors may elect payments in cash or defer a portion of their cash compensation and receive restricted stock units pursuant to the Company’s 2016 Omnibus Incentive Plan with a value equal to the fees, based on the fair market value of the Company’s common stock on the date of issuance. Such restricted stock units will be deferred until a specified date or the end of the director’s service on the Board of Directors. All directors are reimbursed for expenses incurred in attending meetings.

In addition, each non-employee director receives, as of the date of our board meeting following our annual meeting of stockholders, an annual grant of restricted stock units having a dollar value of $120,000, based upon the fair market value of the Company’s common stock on the date of grant. The restricted stock units vest fully on the first anniversary of the date of grant, pursuant to the Company’s 2016 Omnibus Incentive Plan, unless deferred by the director until a specified date or the end of the director’s service on the Board of Directors. Directors do not receive fees for attending meetings.

II.Executive Officer Compensation. The following table sets forth the 2023 annual base salaries and the fiscal 2022 short-term incentive compensation provided to the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers to be named in the Company’s proxy statement to be filed in connection with the 2023 annual meeting of stockholders (the “Named Executive Officers”).

	23 Salary
Executive Officer	2023 Salary	Fiscal 2022 Bonus Amount
Colin Reed(1)	$500,000	$3,300,000
Mark Fioravanti(2)	$850,000	$2,136,042
Jennifer Hutcheson	$481,500	$1,028,062
Patrick Chaffin	$575,000	$1,080,360
Scott Lynn	$458,309	$925,000

(1) Mr. Reed served as our Chief Executive Officer (our principal executive officer) during 2022. Effective as of January 1, 2023, Mr. Reed began serving as Executive Chairman of the Board.

(2) Mr. Fioravanti served as our President during 2022. Effective as of January 1, 2023, Mr. Fioravanti began serving as our President and Chief Executive Officer (our principal executive officer).

Exhibit 10.39

The following table sets forth the fiscal 2023 bonus targets as a percentage of 2023 base salary set for the Company’s Named Executive Officers:

Executive Officer	Threshold	Target	Maximum
Colin Reed	75%	150%	300%
Mark Fioravanti	75%	150%	300%
Jennifer Hutcheson	62.5%	125%	250%
Patrick Chaffin	50%	100%	200%
Scott Lynn	50%	100%	200%

The fiscal 2023 bonuses will be determined based upon the achievement of certain financial goals, and, if earned, will be paid pursuant to the Company’s cash incentive compensation program under the Company’s 2016 Omnibus Incentive Plan.

On February 23, 2023, as part of an annual grant to designated management-level employees, including the Named Executive Officers, the Named Executive Officers received the following long-term incentive awards pursuant to the Company’s 2016 Omnibus Incentive Plan:

●	Awards of performance-based restricted stock units for the 2023-2025 performance period, as listed in the table below, of which up to 150% will vest on March 15, 2026 based on the achievement of Total Stockholder Return (“TSR”) against a designated peer group (the “Performance-Based RSUs”).
●	Awards of time-based restricted stock units, as listed in the table below, vesting ratably over four years beginning on March 15, 2024 (the “Time-Based RSUs”).

The long-term incentive awards to each Named Executive Officer were as follows:

Executive Officer	Time-Based RSUs	Performance-Based RSUs
Colin Reed	10,260	10,939
Mark Fioravanti	16,180	17,336
Jennifer Hutcheson	4,072	4,400
Patrick Chaffin	3,244	3,503
Scott Lynn	2,584	2,792

Certain performance-based restricted stock unit awards under the Company’s 2016 Omnibus Incentive Plan previously granted to the Named Executive Officers, with respect to performance periods ended December 31, 2022, will vest on March 15, 2023 as will be reflected in Form 4 filings to be made with the SEC.

III.Additional Information. The foregoing information is summary in nature. Additional information regarding the compensation of directors and Named Executive Officers will be provided in the Company’s filings with the SEC, including the proxy statement to be filed in connection with the 2023 annual meeting of stockholders.